Exhibit 10.29(f)
EXECUTION COPY
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Jack O. Bovender, Jr.
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated October 27, 2008 is entered into by and between HCA Inc. (“HCA” or the “Company”) and Jack O. Bovender, Jr. (the “Executive”).
     In connection with the merger pursuant to that certain Agreement and Plan of Merger by and among HCA, Hercules Holding II, LLC and Hercules Acquisition Corporation, dated July 24, 2006 (the “Merger Agreement”, and such transaction being the “Merger”), the Company entered into an employment agreement with Executive (the “Original Agreement”) embodying the terms of his employment, effective as of the consummation of the Merger (the “Closing”) on November 17, 2006 (the “Closing Date”); and
     In connection with the retirement of Executive as the Chief Executive Officer of HCA effective December 31, 2008 (the “Effective Date”) and continued employment as the executive Chairman of HCA, HCA and Executive desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement, such amendment and restatement to be effective as of the Effective Date (except as otherwise provided herein).
     In consideration of the promises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
     1. Term of Employment; Effectiveness. Executive shall continue to be employed by HCA Management Services, L.P., an affiliate of HCA, on the terms and subject to the conditions set forth in this Agreement for a period beginning on the Effective Date and ending on December 15, 2009 (the “Employment Term”).
     2. Position.
          a. During the Employment Term, Executive shall serve as the executive Chairman of HCA. In such position, Executive shall have such duties, authority and responsibility as shall be required by and otherwise attendant to the office of executive Chairman and such other duties, authority and responsibility as shall be determined from time to time by the Board of Directors of HCA (the “Board”). Executive shall serve as a member of the Board during the Employment Term. Upon the expiration of the Employment Term or the earlier termination of this Agreement for any reason, Executive shall be deemed resigned as an officer and employee of HCA and its affiliates effective immediately upon such event.
          b. During the Employment Term, Executive will devote substantially all of such Executive’s business time and efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.
     3. Base Salary. During the Employment Term, HCA shall pay Executive a base salary (i) at the monthly rate of $135,000 for the first three months of the Employment Term, (ii) at the monthly rate of $86,957 for the next eight months of the Employment Term, and (iii) equal to $43,478 for the final 15 days of the Employment Term, payable in accordance with HCA’s normal payroll practices (the “Base Salary”).
     4. Annual Bonus. Executive shall be entitled to the full amount of any annual bonus earned, but unpaid, as of the Effective Date for the year ended December 31, 2008 under the HCA Inc. 2008-2009 Senior Officer Performance Excellence Program (the “PEP”), which shall be paid to Executive in accordance with HCA’s normal payroll practices (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with HCA). Executive shall be eligible to earn a bonus for the calendar year 2009 (the “Annual Bonus”) (which shall, to the extent practicable, be paid to Executive in accordance with HCA’s normal payroll practices (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with HCA or if otherwise agreed by HCA and Executive)) on the following terms:
The terms of the PEP shall be applied to Executive in 2009 to provide for a “target” bonus payout of $500,000 (the “Target Bonus”); if the 2009 target performance goals generally applicable to the PEP are met, Executive shall receive the Target Bonus, if such performance goals are met at “threshold” level, Executive shall receive bonus of 50% of such Target Bonus, and if such performance goals are met at the “maximum” level, Executive shall receive a bonus payout of 200% of such Target Bonus. Performance between threshold and maximum shall result in a bonus payment as determined by the compensation committee of the Company using interpolation methods generally used in the administration of the PEP. Subject to the terms and conditions of this Agreement, Executive will be eligible to receive the Annual Bonus notwithstanding that the Employment Term ends prior to December 31, 2009. The Annual Bonus will generally be administered consistently with the PEP, except as otherwise determined in the discretion of the compensation committee (provided that such determination is consistent with the determination for other executive officers). Executive shall also have an additional 2009 bonus opportunity of up to $250,000 based upon the achievement of certain objectives, as determined by the compensation committee of the Company (the “Additional Bonus”).
     5. Employee Benefits; Business Expenses; Office Space and Administrative Support.
          a. During the Employment Term:
          (i) Executive shall be entitled to participate in HCA’s pension and welfare benefit, deferred compensation, and perquisite plans as in effect from time to time for senior executives of HCA other than: (a) after December 31, 2008, the HCA

Restoration Plan, and (b) after March 31, 2009, the HCA Supplemental Executive Retirement Plan, as amended (the “SERP”) (such plans and benefits in which he shall participate, collectively “Employee Benefits”). For the avoidance of doubt, Executive shall continue to accrue benefits under the HCA Restoration Plan through December 31, 2008 and under the SERP through March 31, 2009; the full amount of such accrued benefits shall be paid to Executive under the terms of the relevant plan and any elections properly filed thereunder.
          (ii) Notwithstanding any provision in the SERP to the contrary, Executive may change any previously-filed election regarding distributions from the SERP in order to elect to receive a lump sum distribution or distributions as a different form of annuity, provided that Executive shall have filed this change in election as to the form of payment with the Compensation Committee of the Board of Directors of the Company no later than December 31, 2008. If, prior to 2009, Executive elects a lump-sum payment, it will be paid as soon as administratively feasible during April of 2009. If an annuity is payable, the first payment will be made on April 30, 2009. Executive shall accrue benefits under the SERP through March 31, 2009 and, thereafter, Executive shall accrue no further benefits under the SERP.
          (iii) Reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by HCA in accordance with HCA’s policies. During the Employment Term, HCA shall also provide Executive with Director’s and Officer’s indemnification and insurance coverage to the extent that the Board determines to be reasonable, in its sole discretion, for a company of the nature and size of HCA.
          b. The Company shall provide or, at the Company’s election, reimburse Executive for reasonable office space, shared clerical support and office equipment (including reasonable supplies, furniture and fixtures). This arrangement shall continue until Executive reaches age 70 or upon the earlier written notice by the Executive, or immediately upon written notice by the Company following the Executive’s termination for Cause (as defined below) or any uncured breach of his covenants set forth in Section 8 or 9 below.
          c. All reimbursements and in-kind benefits described in this Section 5 shall be made within the time periods set forth in Treasury Reg. § 1.409A-3(i)(1)(iv) to the extent applicable.
     6. Equity Arrangements. HCA has reserved 10% of the Option Pool to be granted on the following terms (these options being the “2x Time Options”). HCA agrees that after the Closing Date, it will grant 100% of the 2x Time Options to one or more of Jack Bovender, Richard Bracken, R. Milton Johnson, Samuel Hazen, W. Paul Rutledge, Beverly Wallace, and Charles Hall (the “Tier 1 Executives”). The individual allocations will be based upon each executive’s contribution to HCA between the Closing and the date of grant as determined by the Board in consultation with the Chief Executive Officer (provided that the fact that Executive has left the position of Chief Executive Officer and/or the Employment Term may have expired or been terminated (other than for Cause) prior to the grant date will not be held against Executive in making such allocation and shall not preclude Executive from receiving 2x Time Options). A percentage of the 2x Time Options will be vested and exercisable on the date of grant, such percentage corresponding to the percentage of the period measured between the Closing Date and the fifth anniversary of the Closing Date that has elapsed as of the grant date. The 2x Time Options will otherwise vest pursuant to the schedule generally used in connection with HCA’s other time-vesting options, subject to Section 7(a)(ii) hereof. The 2x Time Options will have an exercise price of $102 per share (subject to adjustment to take into account any share splits, extraordinary cash dividends, or other adjustment events under Section 8 of the 2006 Stock Incentive Plan For Key Employees of HCA Inc. and its Affiliates (the “New Option Plan”), in any case made on or after Closing). The Board will in good faith attempt to time the grant of the 2x Time Options relatively near in time to but before the earlier of (i) a “Change in Control” or “Public Offering” as defined in the New Option Plan or (ii) the time at which the Board in its good faith judgment, believes that it is likely that the fair market value per share of HCA common stock will soon thereafter exceed the proposed exercise price of the 2x Time Options, but not later than the fifth anniversary of the Closing Date. The form of the award agreement for the 2x Time Options will otherwise be consistent with the terms of time-vesting options that the Executive was granted in connection with the Closing, provided, however, that, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any 2x Time Options granted to Executive at a time when such options would not qualify as “service recipient stock” with respect to Executive (within the meaning of Section 1.409A-1(b)(5) of the Treasury Regulations) shall be exercisable only during the period beginning on the earlier of (i) a qualifying change of ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (all within the meaning of Section 1.409A-(3)(i)(5) of the Treasury Regulations) or (ii) the earlier of (x) January 1 of the third fiscal year following the year in which the 2x Time Options are granted or (y) January 1, 2017, and in each case ending on the last date that would allow Executive to avoid any additional tax under Section 409A of the Code (which generally shall be the end of the taxable year of the Company in which the option become exercisable) or, if earlier, December 31, 2017. If an executive’s employment is terminated, then any 2x Time Options which are forfeited (or 2x Time Option shares which are repurchased) would be re-issued to the other then-remaining Tier 1 Executives or the person who is chosen to replace the forfeiting Tier 1 Executive.
     7. Retirement; Termination. Notwithstanding any other provision of this Agreement, the options under the New Option Plan (the “New Options”), HCA’s shareholder’s agreement or any other related agreements executed by Executive in connection with the Closing (such agreements, excluding this Agreement, collectively, the “Equity Agreements”), the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates; provided that, except as modified below, the Equity Agreements shall remain in full force and effect in accordance with their terms.
          a. Effective as of the expiration of the Employment Term or Executive’s sooner voluntary termination for any reason (including by reason of death or disability, but other than for Good Reason (as defined below)):
               (i) Executive shall be entitled to receive:

                    (A) any Base Salary earned, but unpaid, through the date of termination;
                    (B) any annual bonus earned, but unpaid, for the year ended December 31, 2008 under the PEP as of the date of termination, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with HCA);
                    (C) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the Fiscal Year in which the termination occurs, based upon HCA’s actual results for the year of termination and the percentage of the year that shall have elapsed through the date of Executive’s termination of employment, payable to Executive pursuant to Section 4 had Executive’s employment not terminated (a “Prorated Bonus”); provided, that in the event the Additional Bonus has not been earned as of the termination date, the compensation committee of the Company shall consider in good faith whether or not all or a portion of such Additional Bonus shall be included as part of the Prorated Bonus;
                    (D) reimbursement, within 60 days following submission by Executive to HCA of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with HCA policy prior to the date of Executive’s termination; so long as claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to HCA within 90 days following the date of Executive’s termination of employment;
                    (E) continued coverage under HCA’s group health plans (on the same basis as such coverage was provided immediately prior to Executive’s termination of employment) for Executive and his spouse as of the date of this Agreement until, in each case, the Executive and his spouse attains 65 years of age; and
                    (F) such Employee Benefits (including applicable disability, death, accrued vacation pay and, if applicable, continuing SERP benefits) as to which Executive may be entitled under the employee benefit plans of HCA.
               (ii) The following will apply with respect to the Executive’s equity awards:
                    (A) Neither the Executive nor the Company shall have any put or call rights with respect to Executive’s options under the New Option Plan or stock acquired upon the exercise of any such options;
                    (B) Executive’s “rollover” stock options will remain exercisable as if Executive’s employment terminated by reason of “retirement” in accordance with the terms of the applicable equity plans and award agreements;
                    (C) The unvested New Options (including any issued 2x Time Options) held by the Executive that vest solely based on the passage of time will vest as if Executive’s employment had continued through the next three anniversaries of their date of grant

(it being understood that any 2x Time Options issued after Executive’s termination or retirement shall also continue to vest through the remainder of the extended vesting period referred to in this subclause (C));
                    (D) The unvested New Options held by Executive that are EBITDA performance options will remain outstanding and will vest, if at all, on the next four dates that they would have otherwise vested had Executive’s employment continued, based upon the extent to which performance goals are met;
                    (E) The unvested New Options held by Executive that are “Investor Return” performance options will remain outstanding and will vest, if at all, on the dates that they would have otherwise vested had Executive’s employment continued through the expiration of such options, based upon the extent to which performance goals are met; and
                    (F) Executive’s New Options will remain exercisable until the second anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2014), except that (i) Executive’s 2x Time Options will remain exercisable until the fifth anniversary of the last date on which his EBITDA performance options are eligible to vest (which is December 31, 2017), and (ii) Executive’s “Investor Return” performance options will remain exercisable until the expiration of such options.
          b. If Executive’s employment is terminated by the Company without Cause (other than by reason of Executive’s disability), or if Executive voluntarily resigns with Good Reason, Executive shall be entitled to receive the amounts and benefits described in Section 7(a) above, plus, subject to Executive’s execution and delivery of a general release of claims against the Company and its affiliates in a form reasonably acceptable to the Company and Executive’s continued compliance with the provisions of Sections 8 and 9, an amount (if any) equal to the Executive’s Base Salary that would have been otherwise payable through the end of the Employment Term (which additional amount shall be paid no later than 45 days following the date of Executive’s termination of employment).
          c. If Executive’s employment is terminated by the Company for Cause, Executive shall only be entitled to receive the amounts and benefits described in Section 7(a)(i) above, except that Executive shall not be entitled to receive the Pro Rated Bonus. Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 7(c) or the Equity Agreements, Executive shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates; provided that Executive’s vested New Options will remain exercisable until the first anniversary of the termination of Executive’s employment.
          d. For purposes of this Agreement, “Good Reason” shall mean:
                    (A) (I) a reduction in Executive’s Base Salary or bonus opportunities or (II) the reduction of benefits payable to Executive under the SERP, in each case other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of such event; or

                    (B) a substantial diminution in Executive’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of such event; or
                    (C) a transfer of Executive’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of this Agreement.
For avoidance of doubt, Executive’s change in title, duties, responsibilities, compensation (including Base Salary and bonus opportunities) and benefits as contemplated by this Agreement shall not be deemed Good Reason for purposes of the Original Agreement (or this Agreement).
          e. For purposes of this Agreement, “Cause” shall mean Executive’s:
                    (A) willful and continued failure to perform his or her material duties with respect to the Company or it subsidiaries which continues beyond ten (10) business days after a written demand for substantial performance is delivered to Executive by the Company (the “Cure Period”); or
                    (B) willful or intentional engaging by Executive in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Sponsor Group (as defined in Section 8 below) or their respective affiliates; or
                    (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or
                    (D) willful and material breach of the Equity Agreements, or Executive’s engaging in any action in breach of the covenants set forth in Section 8, which continues beyond the Cure Period (to the extent that, in the Board’s reasonable judgment, such breach can be cured).
          For purposes of this Section 7(e), an action will not be considered “willful” unless taken in bad faith or without the reasonable belief that it was in the best interest of HCA.
          f. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the board of directors (and any committees thereof) of the Company or any of the Company’s affiliates to which the Executive was appointed as a result of Executive’s employment with the Company or was appointed at the direction of the Sponsor Group.
     8. Non-Competition; Non-Solicitation.
          a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and, accordingly, agrees as follows:

               (i) During the Employment Term and, for a period of twenty-four (24) months following the date Executive ceases to be employed hereunder for any reason (the “Restricted Period”), Executive will not directly or indirectly:
               (A) engage in any business that competes with the business of the Company or its affiliates (including businesses which the Company or its affiliates have specific plans to conduct in the future, as to which the Company or its affiliates have taken steps towards commencing and as to which Executive has participated in such planning) in any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);
               (B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;
               (C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
               (D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, or suppliers of the Company or its affiliates.
               (ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
               (iii) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
               (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or
               (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to, the termination of Executive’s employment with the Company.
               (iv) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.
               (v) Notwithstanding the foregoing, the term “affiliates” as used in Section 8(a) will not include any member of the Sponsor Group (as defined below) or their affiliates that are not engaged in Competitive Business. For purposes of this Agreement, the term “Sponsor Group” shall mean Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Merrill Lynch Global Private Equity.
          b. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
     9. Confidentiality.
          a. Executive will not at any time (whether during or after Executive’s employment hereunder): (i) retain or use for the benefit, purposes or account of Executive or any other Person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
          b. “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
          c. Upon termination of Executive’s employment hereunder, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control

(including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries (including Executive’s personal rolodex) that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
     10. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
     11. Miscellaneous.
          a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to conflicts of laws principles thereof.
          b. Dispute Resolution. Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Nashville, Tennessee, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 11(b) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees. If Executive substantially prevails on any of his substantive legal claims, then the Company shall pay all legal fees incurred by Executive to arbitrate the dispute, and all arbitration fees.

          c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive hereunder. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
          d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
          e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
          f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is (i) an affiliate of the Company, so long as such affiliate maintains sufficient assets to satisfy the Company’s obligation hereunder, (ii) a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor person or entity.
          g. No Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8 of this Agreement.
          h. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          i. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to HCA Inc., to
HCA Inc.
One Park Plaza
Nashville, TN 37203
Attn: General Counsel
Telecopy: (615) 344-1531
and copies to:
Merrill Lynch Global Private Equity
Four World Financial Center, Floor 23
New York, NY 10080
Attention: George A. Bitar
Telecopy: (212) 449-1119
and
Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: Chris Gordon
Telecopy: (617) 516-2010
and
Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention: James C. Momtazee
Telecopy: (650) 233-6584
and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Andrea K. Wahlquist, Esq.
Telecopy: (212) 455-2502
If to Executive:
To the Executive’s address of record on the books of the Company.
j. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.
          k. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. The Company shall pay to Executive reasonable fees, and reimburse Executive’s reasonable related business expenses incurred by Executive in connection with Executive’s provision of such services. This provision shall survive any termination of this Agreement.
          l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
          m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          n. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of the Code and will be so interpreted. Furthermore, it is intended that each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, and that each such payment satisfies, to the greatest extent possible, an exemption from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year severance exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment hereunder Executive is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, the parties agree to restructure the payments or benefits to comply with Section 409A of the Code in a manner which does not diminish the value of such payments and benefits to the Executive.
          o. Future Change in Control. The Company and the Executive agree to work together in good faith to try to address any issues posed by Sections 280G and 4999 of the Code that could arise as a result of a change in control of HCA (within the meaning of Section 280G of the Code) that occurs after the Closing.
          p. Option Adjustment. The Company agrees to indemnify Executive against any adverse tax consequences (including, without limitation, under Section 409A and 4999 of the Code), if any, that result from the adjustment by the Company of stock options held by the Executive in connection with the Merger or the payment of any extraordinary cash dividends after the Closing. For the avoidance of doubt, this indemnity does not extend to tax consequences that arise upon the “cash out” of Executive’s existing HCA stock options on the Closing (or otherwise upon the exercise of Executive’s stock options).
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HCA INC.		JACK O. BOVENDER, JR.

/s/ John M. Steele		/s/ Jack O. Bovender, Jr.

By:	John M. Steele
Title:	Senior Vice President — Human Resources